Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A PREFERRED STOCK
OF
WEEDHIRE INTERNATIONAL, INC.
(Pursuant to Delaware General Corporation Law)

        The undersigned, David Bernstein does hereby certify that:

                1. He is the Chief Executive Officer of WeedHire International, Inc., a Delaware corporation (the “Company”).

                2. The Company is authorized to issue 20,000,000 shares of preferred stock, none of which have been issued.

                3. The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Company provides for a class of its authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.000001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 1,000,000 shares of the preferred stock which the Company has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Designation, Amount and Par Value. There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series A Preferred Stock,” $0.000001 par value, and the number of shares constituting such series shall be one million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock shall not be entitled to receive out of the assets, whether capital or surplus, of the Company any amounts and the entire assets of the Company to be distributed shall be ratably distributed among the holders of the Company’s common stock or other classes of stock as authorized from time to time by the Board of Directors of the Company.

Section 3. Voting Rights.

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)           Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company.  In the event that the votes by the holders of the Series A Preferred Stock do not total at least 51% of the votes of all classes of the Company’s authorized capital stock entitled to vote, then regardless of the provisions of this paragraph, in any such case, the votes cast by a majority of the holders of the Series A Preferred Stock shall be deemed to equal to 51% of all votes cast at any meeting of stockholders, or any issue put to the stockholders for voting and the Company may state that any such action approved by at least a majority of the holders of the Series A Preferred Stock was had by majority vote of the holders of all classes of the Company’s capital stock.

(b)           Except as otherwise provided herein, in the Company’s Certificate of Incorporation or bylaws, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

Section 4. Conversion. The holders of the Series A Preferred Stock shall not have any conversion rights.

IN WITNESS THEREOF, the Company has caused this Certificate to be executed on its behalf by its authorized officer on January 7, 2015.

WeedHire International, Inc.:

By: /s/ David Bernstein
Name: David Bernstein
Title: Chief Executive Officer
Date: January 7, 2015